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PART II, ITEM 6, EXHIBIT 11.



                               EGAN SYSTEMS, INC.
                        COMPUTATION OF PER SHARE EARNINGS

                                                                  Three Months Ended

                                                             1997                     1996
                                                             ----                     ----


Net income applicable to common stock                  $       22,342             $       47,180
                                                       ==============             ==============


Outstanding shares - common stock at January 1,            10,185,000                 10,185,000


Dilutive effect of stock options and warrants               8,449,443                     -


Weighted average shares issued during period                  564,000                     -
                                                       --------------             --------------


Weighted average common shares outstanding -
 primary and fully diluted - March 31,                     19,198,443                 10,185,000
                                                       ==============             ==============


Net income per common share -
 primary and fully diluted - March 31,                 $         0.00             $         0.01
                                                       ==============             ==============





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